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BANCORP RHODE ISLAND, INC.

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Bancorp Rhode Island, Inc. issued the following press release on May 6, 2008.

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

GLASS LEWIS RECOMMENDS THAT BANCORP RHODE ISLAND SHAREHOLDERS VOTE FOR ALL THE BOARD’S DIRECTOR NOMINEES AT UPCOMING ANNUAL MEETING

PROVIDENCE, R.I., May 6, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that Glass Lewis & Co., a leading independent proxy advisory firm, has recommended that BancorpRI shareholders vote FOR all the company’s director nominees at BancorpRI’s May 21, 2008, Annual Meeting of Shareholders. Glass Lewis is recognized as one of the nation’s leading independent proxy voting and corporate governance advisory firms. Its analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

“We are pleased that Glass Lewis has recommended that BancorpRI shareholders vote for all the Board’s director nominees,” said Malcolm G. Chace, Bancorp Rhode Island, Inc.’s Chairman of the Board. “Our Board’s interests are closely aligned with those of our shareholders. We look forward to the continued implementation of our strategic plan to grow our franchise and continuing to create long-term value for all BancorpRI shareholders.”

In its recently announced first quarter 2008 financial results, BancorpRI reported a 7% increase in net income and a 14% increase in diluted earnings per share compared to the first quarter of 2007, as well as a 2% increase in deposits sequentially. In addition, in 2007, BancorpRI achieved 17% growth in both net income and diluted earnings per share. As a result of the successful execution of the Board’s strategic plan by the Company’s management team, BancorpRI has produced a cumulative total shareholder return of 275% over the 10 years ended December 31, 2007. In its report, dated May 2, 2008, Glass Lewis highlighted the following in regards to BancorpRI’s stock price and operational performance*:

“...we find that the Company’s stock performance has eclipsed its peers and the Nasdaq Bank Index on a historic basis.”

“...we find that the Company’s stock price has outperformed the peer composite (weighted by market cap) and the Nasdaq Bank Index during the one-, two-, and three-year periods prior to announcement of this year’s proxy contest, and during the one- and two-year periods prior to announcement of PL Capital’s previous proxy contest in July 2006 (source: FactSet Company Explorer).”

“...almost all of these measures of the Company’s performance have improved relative to past performance, especially for the first quarter of 2008.”

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*Permission to use quotations was neither sought nor obtained.

With regard to PL Capital, the dissident shareholder that is attempting to win seats on the BancorpRI Board, Glass Lewis has recommended that BancorpRI shareholders DO NOT VOTE for PL Capital’s candidates. The Board of BancorpRI continues to believe that PL Capital’s candidates, if elected, would advocate only for PL Capital’s self-serving interests, including an immediate sale of BancorpRI, and lack the objectivity to adequately represent the interests of all shareholders. Specifically, Glass Lewis noted in its report*:

“We are also concerned that the Dissident has failed to outline a substantial plan for improvement...”

“Given the continuing improvements in the Company’s performance and the lack of an alternative plan of action, we believe that withholding votes from management’s nominees appears premature.”

“...we note that financial interests of the incumbent directors are likely to be aligned with shareholders’ interests, given that members of the board beneficially own 23.5% of the Company’s common stock.”

“Given the recent improvements in the Company’s operational performance, we see no reason to believe that the election of the Dissident nominees would provide more meaningful returns to shareholders than management’s current strategy.”

Bank Rhode Island, a wholly owned subsidiary of Bancorp Rhode Island, Inc., is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The bank operates 16 branches throughout Providence, Kent and Washington Counties.

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission on April 3, 2008. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC 888-742-1305 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2008.

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